Exhibit 99.1

Connecticut Supreme Court Affirms Confirmation of Punitive Damages Awarded by Arbitration Panel; Vertrue Seeks U.S. Supreme Court Review

    STAMFORD, Conn.--(BUSINESS WIRE)--May 12, 2005--Vertrue Incorporated (Nasdaq: VTRU), a leading consumer services marketing company, will request the U.S. Supreme Court to review a decision against it announced yesterday by the Connecticut Supreme Court (the "Court"). The Court refused to set aside, as grossly excessive and inconsistent with due process and public policy, an arbitration panel's award of $5.5 million in punitive damages and costs even though the arbitrators found that the Company was not liable for any compensatory damages.
    As previously described in Vertrue's public filings, the arbitration filed by MedVal USA Health Programs, Inc. in September 2000, involved claims of breach of contract, breach of the duty of good faith and fair dealing and violation of the Connecticut Unfair Trade Practices Act ("CUTPA"). The Company believes that this arbitration award is unjustified and not based on any existing legal precedent. Specifically, the Company challenged the award on a number of grounds, including that it violates a well defined public policy against excessive punitive damage awards, raises constitutional issues and disregards certain legal requirements for a valid award under CUTPA.
    As a result of the Connecticut Supreme Court's decision, the Company will record a one-time $5.5 million charge ($3.5 million net of tax) or $0.27 per share in the fiscal fourth quarter ending June 30, 2005.

    Any statements herein regarding the business of the Company that are not historical are "forward looking statements" that are intended to qualify for the safe harbor provisions from liability provided by the Private Securities Litigation Reform Act of 1995. Forward looking statements include, but are not limited to, any projections of earnings, revenues or other financial items; any statements of the Company's plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Risks and uncertainties that could affect the Company's future results include general economic and business conditions, the level of demand for the Company's products and services, increased competition and regulatory and legal matters and uncertainties. Additional discussion of these and other factors that could cause actual results to differ from those intended is contained in the Company's most recent Quarterly Reports on Form 10-Q and Annual report on Form 10-K as filed with the SEC.

    CONTACT: Vertrue Incorporated
             James B. Duffy, 203-324-7635